Exhibit 99.5

American Education Services

Compliance Audits (Attestation Engagements) For Lenders and
Lender Servicers Participating in the Federal Family Education Loan Program

August 11, 2006

AES

Table of Contents

Page
Independent Accountants’ Report	1

AES Statement of Compliance	3

Appendix

A Disclaimer and Definitions	7

Independent Accountants’ Report

The Board of Directors

American Education Services

We have examined management’s assertions, included in its representation letter dated August 11, 2006, that American Education Services (AES), also doing business as the Pennsylvania Higher Education Assistance Agency, complied with the following compliance requirements specified in the Audit Guide, Compliance Audits (Attestation Engagements) for Lenders and Lender Servicers Participating in the Federal Family Education Loan Program (the Guide) issued by the U. S. Department of Education, Office of the Inspector General, dated December 1996, relative to AES’s administration of the Federal Family Education Loan Program on behalf of its lender clients during the year ended June 30, 2006 and about the effectiveness of AES’s internal control over compliance with the below mentioned compliance requirements:

•                                          Support for LaRS (formerly known as the ED Forms 799)

•                                          Individual Record Review - Loan Documentation

•                                          Payment of Loan Origination Fees

•                                          Interest Benefits - Eligibility, Proper Rate and Proper Calculations

•                                          Special Allowance Payments - Eligibility and Proper Calculation of Average Daily Balances

•                                          Loan Portfolio Analysis - Accurate Loan Principal Balances

•                                          Reporting of Sales, Purchases and Transfers

•                                          Recording of Student Status Changes

•                                          Payment Processing

•                                          Due Diligence in Collecting Federal Family Education Loan Program Loans

•                                          Due Diligence - Timely Filing of Claims

•                                          Curing Due Diligence/Timely Filing Violations

As discussed in that representation letter, management is responsible for AES’ compliance with - and the effectiveness of AES’ internal control over compliance with - those requirements. Our responsibility is to express an opinion on management’s assertions about AES’ compliance with - and the effectiveness of AES’ internal control over compliance with — the specified compliance requirements based on our examination.

Our examination was made in accordance with Government Auditing Standards, issued by the Comptroller General of the United States; standards established by the American Institute of Certified Public Accountants; and the 1996 Audit Guide, Compliance Audits for Lenders and Lender Servicers Participating in the Federal Family Education Loan (FFEL) Program (the Guide), issued by the U.S. Department of Education, Office of Inspector General; and, accordingly, included obtaining an understanding of the internal control over compliance with the specified compliance requirements, testing and evaluating the design and operating effectiveness of internal control over compliance; examining, on a test basis, evidence about AES’ compliance with those requirements, and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.

Our examination does not provide a legal determination on AES’ compliance with specified requirements.

Because of inherent limitations in any internal control, errors or irregularities may occur and not be detected.  Also, projections of any evaluation of the internal control over compliance with the specified requirements to future periods are subject to the risk that internal control over compliance may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

In our opinion, management’s assertions that AES complied with the aforementioned compliance requirements for the reports filed during the year ended June 30, 2006 and that AES maintained effective internal control over compliance with the aforementioned compliance requirements as of June 30, 2006 are fairly stated, in all material respects, based upon criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

This report is intended solely for the information and use of the audit committee, management, lender clients, and the U. S. Department of Education and is not intended to be and should not be used by anyone other than these specified parties.

/s/ KPMG LLP

August 11, 2006

American Education Services

Report on Management’s Assertions on Compliance with
Specified Federal Family Education Loan Program Requirements

The Board of Directors

American Education Services

Pennsylvania Higher Education Assistance Agency

We, as employees of American Education Services (AES), also doing business as the Pennsylvania Higher Education Assistance Agency, are responsible for complying with the requirements of the Federal Family Education Loan (FFEL) Program.  We have included disclaimer and definition information regarding the FFEL Program at AES as Appendix A.  We are responsible for and we have established and maintained an effective internal control structure over FFEL Program requirements.  We have performed an evaluation of AES’ compliance with the following requirements of the FFEL Program during the year ended June 30, 2006.  Based on this evaluation, we assert that during the year ended June 30, 2006, AES had materially complied with the FFEL Program requirements below relative to those services provided to our clients.

•                                          The loan information (loan types, interest rate, beginning and ending principal loan balances), and loan status (past due, in grace, in deferment) reported in Parts I, II, III, IV, and V of either the LaRS (formerly known as the ED Form 799) prepared by AES and submitted to ED on behalf of our lender clients or the billing information prepared by AES and submitted to our lender clients during the year ended June 30, 2006 agrees with AES’ summary records/ledger and as of June 30, 2006, AES had effective internal control over compliance with the requirements that such information be in agreement.

•                                          AES supported loans reported in either the LaRS prepared by AES and submitted to ED on behalf of our lender clients or the billing information prepared by AES and submitted to our lender clients during the year ended June 30, 2006 - and as of June 30, 2006, AES had effective internal control over compliance requirements for supporting loans with loan records that include all applicable documents listed in Section II, Compliance Requirement 2, of the Audit Guide that our lender clients have contracted with AES to store.

•                                          During the year ended June 30, 2006, AES completely reported, classified and computed, in accordance with LaRS instructions - and as of June 30, 2006, AES had effective internal control over compliance with LaRS instructions for classifying and computing the loan origination information reported in Part I in either the LaRS prepared by AES and submitted to ED on behalf of our lender clients or the billing information prepared by AES and submitted to our lender clients.  Although AES prepared LaRS billing information for our lender clients, each individual lender client will have to make their own assertion regarding compliance with requirements for payment to ED of origination fees in excess of interest and special allowance.

•                                          Loans included in Part II of either the LaRS prepared by AES and submitted to ED on behalf of our lender clients or the billing information prepared by AES and submitted to our lender clients during the year ended June 30, 2006 were in compliance - and as of June 30, 2006, AES had effective internal control over compliance with requirements that loans are (1) in a status eligible for interest benefits, (2) assigned the correct interest rate in accordance with Section 427A(a)-(i) of the HEA, as amended, and (3) classified in the correct interest rate category in accordance with LaRS instructions.  Ending principal amounts, average daily balances, and interest amounts were calculated in accordance with - and, AES had effective internal controls over compliance with requirements for calculation of interest benefits in accordance with the LaRS instructions.

•                                          Loans included in Part III of either the LaRS prepared by AES and submitted to ED on behalf of our lender clients or the billing information prepared by AES and submitted to our lender clients during the year ended June 30, 2006 were in compliance - and as of June 30, 2006, AES had effective internal control over requirements that loans are (1) in a status eligible for special allowance and (2) properly categorized on the LaRS in accordance with the LaRS instructions.  Ending principal balances, average daily balances, and adjustments for differences in average daily balances were calculated in accordance with - and as of June 30, 2006, AES had effective internal controls over compliance with requirements for calculation of special allowance in accordance with the LaRS instructions.

•                                          In Parts IV and V of the LaRS prepared by AES and submitted to ED on behalf of our lender clients or the billing information prepared by AES and submitted to our lender clients during the year ended June 30, 2006, AES properly classified and accurately reported - and as of June 30, 2006, AES had effective internal control over compliance with requirements to properly classify and report loan principal balances in accordance with the LaRS instructions and included all outstanding loans (except those for which the guaranty was voided are not included in Part V).

•                                          Loan purchases and sales made on behalf of our lender clients during the year ended June 30, 2006 were recorded by AES in accordance with - and as of June 30, 2006, AES had effective internal control over compliance for recording loan purchases/sales in accordance with the applicable documents such as purchase/sales agreements or the instructions the lender provided to AES with respect to the start/end date of eligibility for interest, special allowance and responsibility for payment of loan origination fees. During the year ended June 30, 2006, AES recorded completely and accurately in the servicer’s loan servicing systems - and as of June 30, 2006, AES had effective internal control over compliance with requirements to record completely and accurately in the servicer’s loan servicing system - all applicable LaRS loan data for loans transferred, including beginning balances.  Although AES prepared LaRS billing information for our lender clients, each individual lender client will have to make their own assertion regarding compliance with requirements for payment to ED of origination fees in excess of interest and special allowance.

•                                          Upon receipt of Student Status Confirmation Reports or other notification of change information for loans serviced during the year ended June 30, 2006, AES accurately updated - and as of June 30, 2006, AES had effective internal control over compliance with requirements to accurately update loan records for changes to student status, including conversion to repayment status in accordance with 34 CFR 682.401(b)(20) and 34 CFR 682.209, respectively.

•                                          For loans serviced during the year ended June 30, 2006, AES:  (a) calculated - and as of June 30, 2006, AES had effective internal control over compliance with requirements to calculate - interest and principal in accordance with 34 CFR 682.304 and (b) applied - and as of June 30, 2006, AES had effective internal control over compliance with requirements to apply (i) loan payments effective with the day of receipt and (ii) prepayments in accordance with 34 CFR 682.209(b) or the documented specific request of the borrower.

•                                          For loans serviced during the year ended June 30, 2006, AES complied with - and as of June 30, 2006, AES had effective internal control over compliance with - the due diligence requirements for collection of delinquent loans, including the requirements for skip-tracing or pre-claims assistance set forth in 34 CFR 682.411 (c)-(m).

•                                          For loans serviced during the year ended June 30, 2006, AES complied with - and as of June 30, 2006, AES had effective internal control over compliance with - deadlines for timely filing of claims with the guaranty agency concerning death, disability, false certification, closed schools, or bankruptcy contained in 34 CFR 682.402(b), (c), (d), (e), and (f) for default claims contained in 34 CFR 682.406(a)(5).  For loans serviced during the year ended June 30, 2006, AES accurately categorized - and as of June 30, 2006, AES had effective internal control over compliance with requirements for accurately categorizing - amounts pertaining to claims in the LaRS.

•                                          For loans with timely-filing violations or due diligence violations that were cured during the year ended June 30, 2006, AES documented that it performed - and as of June 30, 2006, AES had effective internal control over compliance with requirements to perform - cure procedures required by 34 CFR 682 Appendix D [Bulletin 88-G-138].  For loans on which a cure was required but that were not cured during the year ended June 30, 2006, AES properly categorized - and as of June 30, 2006, AES had effective internal control over compliance with the requirements to properly categorize the loans in the LaRS prepared and submitted to ED on behalf of our lender clients or the billing information prepared by AES and submitted to our lender clients.

We have disclosed all known noncompliance items and all known matters contradicting the above assertions and have made available to you all documentation related to compliance with the aforementioned requirements.  We have also disclosed to you any communications with the Department of Education, our internal auditors and other practitioners concerning possible noncompliance with the aforementioned compliance requirements, including any communications received after the period identified above through the date of this letter.  Further, we have also disclosed to you all known noncompliance, if applicable, occurring subsequent to the period identified above.

Very Truly Yours,

/s/ James L. Preston
James L. Preston
Executive Vice President

/s/ Lesla J. Sheeder
Lesla J. Sheeder
Vice President

/s/ Vicky R. Weiser
Vicky R. Weiser
Assistant Vice President

August 11, 2006

APPENDIX A
AES

Disclaimer & Definitions

The Higher Education Act of 1965 (HEA), as amended, requires each lender, as defined in section 428(b)(1)(U) of the HEA, participating in the Federal Family Education Loan (FFEL) Program to obtain a compliance attestation of its FFEL Program.  These compliance attestations are performed in accordance with Statement on Standards for Attestation Engagements No. 3, Compliance Attestation, issued by the American Institute for Certified Public Accountants; Government Auditing Standards, issued by the Comptroller General of the United States; and the Audit Guide, Compliance Audits (Attestation Engagements) For Lenders and Lender Servicers Participating in the Federal Family Education Loan Program (the Guide).

Lenders using a third-party service organization(s) to service all or part of its FFEL Program loan portfolio may not be able to make all of the assertions required in Section II of the Audit Guide.  In those situations, the Department of Education will accept, as meeting the lender audit requirement, an independent accountants’ report based upon an “alternative or combined” engagement as defined hi Section III of the Audit Guide.  The lender must obtain from the service organization an audit/attestation report that meets the requirements described in Section III of the Audit Guide.

The independent accountants’ report(s) must include their opinion with respect to the service organization’s compliance with the specified requirements in Section II of the Audit Guide pertaining to functions carried out by the servicing organization.

AES (also doing business as the Pennsylvania Higher Education Assistance Agency) (AES) is a not for profit third-party student loan servicing organization responsible for the proper and timely performance of many aspects of student loan processing.  The primary services provided to the loan holders by AES are:

•                                          accepting loan origination and disbursement information on new and existing borrowers;

•                                          processing of general borrower correspondence, forbearance and deferment requests and borrower status changes;

•                                          receiving and tracking original, imaged or electronic loan documentation;

•                                          maintaining borrower demographic information while the student is in school, billing accrued interest to the appropriate parties, and combining multiple loans where appropriate;

•                                          processing borrower loans through the grace period, placing the loans into repayment and calculating monthly payment amounts; and

•                                          applying loan payments, calculating delinquency periods, collection activities, claim processing on defaulted loans and cure procedures for defaulted loans rejected by the guarantor.

The functions described above provide a basis for AES to prepare information for the quarterly Lender’s Interest and Special Allowance Request and Reports (LaRS - formerly know as the ED Form 799).

General Disclaimer

Assertions made by AES are limited to activities contractually required to be performed by AES on behalf of the lender for loans serviced during the audit period.

Information processed and maintained by AES during the audit period is accurate to the extent that information received by AES from third parties at the time of conversion is accurate.

Information to complete the ED Form 799s/Part 1 of LaRS is provided by AES to the Lender or submitted directly to ED on behalf of the Lender approximately two weeks after a quarter end. The information is processed in accordance with the Lender’s instructions and is effective on and after the conversion date, unless otherwise specified.

Definitions

Audit Guide - Audit Guide for Compliance Audits (Attestation Engagements) for Lenders and Lender Servicers Participating in the Federal Family Education Loan Program prepared by the U.S. Department of Education, Office of Inspector General, dated December 1996.

Audit period - 799’s/Part 1 of LaRS submitted during the year ended June 30, 2006 and covering all 799/Part 1 of LaRS quarter ended billing information provided by AES to the Lender or ED Form 799s/Part 1 of LaRS submitted directly to ED on behalf of the Lender during this timeframe.

Conversion - unless otherwise defined, this represents the addition of an account to AES’s servicing system.

ED - Department of Education

Lender or Lender Clients - any customer of AES under contract with AES during the audit period, including, but not limited to, a Lender of a Title IV student loan or an owner of a Title IV student loan.

Quarter end - any quarter end (June 30, 2005, September 30, 2005, December 31, 2005, March 31, 2006) during the audit period as allowed by page 1-6 of the Audit Guide.